Exhibit 10.1

REVOLVING CREDIT

AGREEMENT

This Revolving Credit Agreement (“Agreement”) is made and entered into by and between Sonic Foundry, Inc., a Maryland corporation, and Sonic Foundry Media Systems, Inc., a Maryland corporation (individually and collectively the “Borrower”) and U.S. Bank National Association (the “Bank”) as of the date set forth on the last page of the Agreement.

ARTICLE I. DEFINTIONS AND TERMS

1.1         Definitions. As used in this Agreement, the following terms have the following meanings:

“Applicable Accounting Standards” means for any Subject Party which is not a natural person or the revocable trust of a natural person, generally accepted accounting principles or such other basis of accounting as may be acceptable to Bank in its reasonable discretion; and for any Subject Party which is a natural person or the revocable trust of a natural person, cash basis accounting principles or such other basis of accounting as may be acceptable to Bank in its sole discretion. For any given Subject Party, Applicable Accounting Standards will be consistently applied through the accounting periods involved.

“Borrowing Base” shall mean an amount equal to the sum of (a) 80% of Qualified Accounts plus (b) 50% of Qualified Inventory; provided that no more than 50% of the aggregate Borrowing Base shall be supported by inventory.

“Borrowing Base Certificate” shall mean a consolidated schedule of the Borrower’s Collateral and Revolving Credit Loan separately setting forth accounts, Qualified Accounts, inventory and Qualified Inventory, in the form Exhibit A attached hereto and otherwise in form and substance satisfactory to the Bank.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any governmental authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Collateral” shall mean all of the Borrower’s Property granted to the Bank as collateral under this Agreement or the Loan Documents, as defined in Section 2.6, below, and including the Security Agreement, Stock Pledge Agreements, and Control Agreements.

“Control Agreements” shall mean the Uncertificated Securities Control Agreement dated of even date herewith between Bank, Sonic Foundry, Inc. and Mediasite K.K., a Japanese corporation, and the Uncertificated Securities Control Agreement dated of even date herewith between Bank, Sonic Foundry, Inc. and Sonic Foundry International B.V., a Netherlands private limited company.

“GAAP” shall mean those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through appropriate boards or committees thereof, which are consistently applied for all periods so as to properly reflect the financial condition, results of operations and cash flows of the Borrower.

“Indebtedness” shall mean all (a) indebtedness of Borrower for borrowed money; (b) indebtedness for the deferred purchase price of property or services for which the Borrower is liable, contingently or otherwise, as obligors, or otherwise (c) commitments by which the Borrower assures a creditor against loss, including, without limitation, contingent reimbursement obligations with respect to letters of credit; (d) obligations of Borrower which are evidenced by notes, acceptances or other instruments; (e) indebtedness guaranteed in any manner by the Borrower, including, without limitation, guaranties in the form of an agreement to repurchase or reimburse; (f) obligations under leases which are or should be, in accordance with GAAP, recorded as capital leases for which obligations the Borrower is liable, contingently or otherwise, as obligor, or otherwise, or in respect of which obligations the Borrower assures a creditor against loss; (g) unfunded obligations of the Borrower to any employee plan; (h) liabilities secured by a lien on any property owned by the Borrower even though they have not assumed or otherwise become liable for the payment thereof; and (i) other liabilities or obligations of the Borrower which would, in accordance with GAAP, be included on the liability portion of a balance sheet.

“Person” shall mean an individual, partnership, corporation, limited liability company or partnership, firm, enterprise, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

“Property” shall mean any interest of the Borrower (as applicable) of any kind in property or assets, whether real, personal, mixed, tangible or intangible, wherever located, and whether now owned or subsequently acquired or arising and in the products, proceeds, additions and accessions thereof or thereto.

“Security Agreement” shall mean the Security Agreement between Borrower and Bank and dated as of the date of this Agreement.

“Stock Pledge Agreements” shall mean the Stock Pledge Agreement between Borrower and Bank dated as of the date of this Agreement in which Borrower pledges Sonic Foundry International B.V., a Netherlands private limited company’s stock to Bank, and the Stock Pledge Agreement between Borrower and Bank dated as of the date of this Agreement in which Borrower pledges Mediasite K.K., a Japanese corporation’s stock to Bank.

“Subject Party” shall mean the party or parties to which a particular financial covenant or financial reporting requirement applies. If the Subject Party consists of multiple persons and/or entities, such covenant shall be applied on a combined basis and without duplication.

“Qualified Accounts” shall include all accounts of Borrower located in the United States except any account:

a.    which does not arise from the sale of goods or the performance of services by the Borrower in the ordinary course of their business;

b.     upon which (i) the Borrower’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever, or (ii) the Borrower is not able to bring suit or otherwise enforce their remedies against the account debtor through judicial process. Notwithstanding the foregoing, Qualified Accounts includes accounts receivable for non-refundable hosting and support services and software licensing;

c.    which is payable more than 90 days from the earlier of the performance of the services, delivery of the goods or the due date or which is payable within 120 days from invoice date.

d.    against which is asserted in writing any defense, counterclaim, setoff or dispute, whether well-founded or otherwise, but only to the extent of such defense, counterclaim, set-off or dispute;

e.    that is not a true and correct statement of bona fide Indebtedness incurred in the amount of the account for merchandise sold to or services rendered and accepted by the account debtor obligated upon such account.

f.    with respect to which an invoice has not been sent (provided that invoices sent by electronic means by the Borrower is permitted);

g.    that (i) is not owned by the Borrower, or (ii) is subject to any right, claim, security interest or other interest of any other person, other than liens in favor of Bank;

h.    that arises from a sale to any director, officer, other employee or affiliate of the Borrower or to any entity which has any common officer or director with the Borrower;

i.    that is the obligation of account debtor that is the United States government or a political subdivision thereof, unless Bank, in its sole discretion, has agreed to the contrary in writing and the Borrower, if necessary or desirable, has complied with the Federal Assignment of Claims Act of 1940, and any amendments thereto, with respect to such obligation;

j.    that is the obligation of an accountant debtor located in a foreign country (other than any such obligations which are secured by a letter of credit from a FDIC-insured commercial bank having a combined capital and surplus in excess of $500,000,000);

k.    that is the obligation of an account debtor to whom the Borrower is or may become liable for goods sold or services rendered by the account debtor to the Borrower;

l.    that arises with respect to goods which are delivered on a bill-and- hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the account debtor is or may be conditional;

m.    which is the obligation of an account debtor (i) which is unpaid for more than 90 days from the due date, or (ii) which is unpaid for more than 120 days from invoice date, or (iii) for which more than thirty percent (30%) of the aggregate amount owed by such account debtor is either past due for more than 90 days from the due date or is unpaid for more than 120 days from the invoice date;

n.    as to which Bank’s interest therein is not a first priority perfected security interest;

o.    as to which any of the representations or warranties pertaining to accounts set forth in the Agreement or any of the Loan Documents is untrue;

p.    to the extent such account is evidenced by a judgment, instrument or chattel papers;

q.    which is a Deposit Account as that term is defined under Wis. Stat. § 409.102(1)(h), as amended from time to time; or

r.    which is otherwise unacceptable to Bank in its reasonable discretion.

“Qualified Inventory” shall include all raw materials and finished goods inventory of the Borrower located in the United States, except any inventory which:

a.    is not owned by the Borrower free and clear of all liens and rights of any person, except liens in favor of the Bank;

b.    is not (i) located on premises owned by the Borrower; (ii) located on premises, leased or operated by the Borrower for which Bank has received a satisfactory landlord’s consent; or (iii) stored with a bailee, warehouseman, outside processor, or similar person with Bank's prior written consent and as to which a satisfactory disclaimer letter has been delivered to Bank;

c.    is packaging, or is work-in-progress inventory;

d.    is placed on consignment, in transit on a common carrier or is otherwise not located on premises owned or leased by the Borrower;

e.    is covered by a negotiable document of title, unless such document and evidence of acceptable insurance covering such inventory has been delivered to Bank;

f.    consists of display items or replacement parts;

g.    is not a type held for sale in the ordinary course of the Borrower’s business;

h.    as to which Bank’s interest therein is not a first priority perfected security interest;

i.    as to which any of the representations or warranties pertaining to inventory set forth in the Agreement or any of the Loan Documents is untrue;

j.    inventory consisting of any separately identified costs associated with freight, overhead, packaging or other “soft” costs; or

k.    is otherwise unacceptable to Bank in its reasonable discretion.

“Subsidiary” shall mean as to any Person, a corporation, limited liability company, partnership, association, joint venture, or other entity of which shares of stock, membership interests or other voting interests having voting power (other than stock having such power only by reason of the happening of a contingency that has not occurred) sufficient to elect a majority of the board of directors or other managers of such entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

ARTICLE II. LOAN

1.1    Revolving Credit Loan. From time to time prior to July 28, 2022 (“Maturity Date”) or the earlier termination hereof, Borrower may borrow from Bank for general and working capital purposes an aggregate amount outstanding at any one time of the lesser of (i) $3,000,000.00 (the “Loan Amount”), or (ii) if applicable, the Borrowing Base (“Revolving Credit Loan”). The Revolving Credit Loan will be evidenced by a promissory note of Borrower payable to the order of Bank in the principal amount of the Loan Amount (the “Note”). Although the Note will be expressed to be payable in the full Loan Amount, Borrower will be obligated to pay only the amounts actually disbursed hereunder, together with accrued interest on the outstanding balance at the rates and on the dates specified therein and such other charges provided for herein.

Borrower may request draws that result in an Over-advance of up to $500,000.00 subject to the provisions of this Section 2.1. The term “Over-advance” means the difference between the amount outstanding under the Revolving Credit Loan and the lesser of the Loan Amount and the Borrowing Base. The parties acknowledge and agree that the Bank will not honor requests for draws that will result in an Over-advance if (a) the making of such Over-advance would cause the aggregate amount of Over-advances to exceed $500,000.00, or (b) a default exists, or would likely exist if the Over-advance was made, under the terms of this Agreement or any other Loan Document. Borrower’s failure to pay the Over-advance in accordance with this Agreement shall constitute a default of this Agreement.

1.2    Interest Rates. Interest on each advance hereunder shall accrue at an annual rate equal to 1.35% plus the greater of (i) zero percent (0.0%) and (ii) the one-month LIBOR rate quoted by Bank from Reuters Screen LIBOR01 Page or any successor thereto which may be designated by Bank as provided below, which shall be that one-month LIBOR rate in effect two New York Banking Days prior to the Rate Adjustment Date, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation and such rate to be reset monthly on each Rate Adjustment Date. The term “New York Banking Day” means any date (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York. The term “Rate Adjustment Date” means the 1st day of each month. If the initial advance under this Agreement occurs other than on the Rate Adjustment Date, the initial one-month LIBOR rate shall be that one-month LIBOR rate in effect two New York Banking Days prior to the later of (a) the immediately preceding Rate Adjustment Date and (b) the closing date of the loan, which rate plus the percentage described above shall be in effect until the next Rate Adjustment Date.

If Bank has determined that (a)(i) the administrator, or any relevant agency or authority for such administrator, of the rate index described above (“LIBOR”) (or any substitute index which replaces LIBOR (LIBOR or such replacement, the “Benchmark”)) has announced that such Benchmark will no longer be provided, (ii) any relevant agency or authority has announced that such Benchmark is no longer representative, or (iii) any similar circumstance exists such that such Benchmark has become unavailable or ceased to exist, or (b) similar loans are being documented with a replacement rate to such Benchmark, Bank will (x) replace such Benchmark with a replacement rate or (y) if any such circumstance applies to fewer than all tenors of such Benchmark used for determining an interest period hereunder, discontinue the availability of the affected interest periods. In the case of LIBOR, (a) for any advance hereunder where the rate is reset daily, such replacement rate will be Daily Simple SOFR, plus the adjustment described below, and (b) for any advance hereunder where the rate is reset at monthly or longer intervals, such replacement rate will be Term SOFR, plus the adjustment described below; provided that if Bank determines in its sole discretion that (i) Term SOFR is not available for the applicable advance at the time of such replacement or (ii) the administration of Term SOFR is not administratively feasible for Bank, then such replacement rate will be Daily Simple SOFR, plus the adjustment described below. For purposes of this Agreement, (a) “SOFR” means the secured overnight financing rate which is published by the Board of Governors of the Federal Reserve System (the “Board”) and available at www.newyorkfed.org; (b) “Term SOFR” means a forward-looking term rate based on SOFR and recommended by the Board; and (c) “Daily Simple SOFR” means a daily rate based on SOFR and determined by Bank in accordance with the conventions for such rate. In each case, Bank will add an adjustment to Term SOFR or Daily Simple SOFR that is selected or recommended by the Board. In connection with the selection and implementation of any such replacement rate, Bank may make any technical, administrative or operational changes that Bank decides may be appropriate to reflect the adoption and implementation of such replacement rate. Bank does not warrant or accept any responsibility for the administration or submission of, or any other matter related to, LIBOR or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation whether any such alternative, successor or replacement rate will have the same value as, or be economically equivalent to, LIBOR. Bank’s internal records of applicable interest rates shall be determinative in the absence of manifest error.

1.3         Method of Repayment; Payment Procedures.

(a) All payments of the Revolving Credit Loan under this Agreement and the other Loan Documents shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Bank at the Bank’s address at 1 S. Pinckney St, Madison, Wisconsin 53703 by noon (Madison time) on the date when due. The Bank may charge the account of the Borrower with the Bank for each payment of the Revolving Credit Loan as it becomes due.

(b) All principal of the Revolving Credit Loan is due and payable on the Maturity Date.

(c) Interest on the Revolving Credit Loan is payable beginning August 1, 2021, and on the same date of each consecutive month thereafter (except that if a given month does not have such a date, the last day of such month), plus a final interest payment with the final payment of principal.

(d) Interest and fees hereunder are calculated for actual days elapsed on the basis of a 360-day year. Interest is payable for the day the Revolving Credit Loan is made but not for the day of any payment on the amount paid if payment is received before noon (Madison time). If any payment of principal of or interest on the Revolving Credit Loan becomes due on a day that is not a business day, such payment shall be made on the next succeeding business day.

(e) During any default of Borrower under the terms of this Agreement, at the option of Bank, the Revolving Credit Loan shall bear interest at the rate otherwise applicable thereto plus 2% per annum.

(f) The Borrower may prepay the Revolving Credit Loan in whole or in part at any time without premium or penalty. Any prepayment of principal shall be accompanied by a payment of interest accrued to date thereon.

1.4         Advances and Additional Payment Procedure. Bank is authorized and directed to credit any of Borrower's accounts with Bank, any account(s) of Borrower maintained at another institution and/or any other account(s) designated by Borrower for all loans made hereunder, and Bank is authorized to debit any account into which loans made hereunder have been deposited, or any other account of Borrower with Bank, for the amount of any principal, interest, fees, expenses and other amounts payable under the Note, under the Agreement or under any other Loan Document, as and when such amounts become due and payable. Payments due under the Note and other Loan Documents will be made in lawful money of the United States. All payments may be applied by Bank, in whole or in part, to principal, interest and other amounts due or to become due under the Loan Documents in any order which Bank elects. If, upon any request by Borrower to Bank to issue a wire transfer, there is an inconsistency between the name of the recipient of the wire and its identification number as specified by Borrower, Bank may, without liability, transmit the payment via wire based solely upon the identification number. Requests for loan advances, as well as directions for payment from Borrower’s account(s), may be given orally or in writing. Bank may, but need not, require oral requests to be confirmed in writing. Each advance shall be conclusively deemed to have been made at the request of and for the benefit of Borrower (i) when credited to any deposit account of Borrower maintained with Bank or any other institution, or (ii) when advanced in accordance with the instructions of an authorized person.

1.5         Expenses and Attorneys’ Fees. Upon notice from the Bank, Borrower will, within a commercially reasonable amount of time, reimburse Bank and any purchaser of some or all of the obligations of Borrower under the Note (the "Purchaser") for all attorneys' fees and all other costs, fees, taxes and out-of-pocket disbursements incurred by Bank or any Purchaser in connection with the preparation, execution, delivery, administration, defense and enforcement of the Agreement or any of the other Loan Documents (defined below), including attorneys' fees and all other costs, taxes and fees (a) incurred before or after commencement of litigation or at trial, on appeal or in any other proceeding, (b) incurred in any bankruptcy proceeding, (c) assessing and responding to any subpoena, garnishment or similar process served on Bank relating to Borrower, any Collateral, any guarantor, the Loan Documents or the extension of credit evidenced thereby, and (d) related to any waivers or amendments with respect thereto. Examples of such costs, taxes and fees include but are not limited to fees, taxes and costs for filing, perfecting or confirming the priority of Bank's lien, title searches, title insurance, documentary or filing taxes and fees, appraisals, environmental audits and other reviews related to Borrower, any Collateral, any guarantor, the Loan Documents or the advances evidenced thereby, if requested by Bank. Borrower will also reimburse Bank and any Purchaser for all costs of collection, including all attorneys' fees, before and after judgment, and the costs of preservation and/or liquidation of any Collateral.

1.6         Conditions to Borrowing. Bank will not be obligated to make (or continue to make) advances hereunder unless (i) Bank has received the executed original of the Note and all other documents or agreements applicable to any loans described herein, including but not limited to the documents specified in Article IV (collectively with the Agreement the “Loan Documents”), in form and content satisfactory to Bank; (ii) if the Note and loan thereunder is secured, Bank has received confirmation satisfactory to it that Bank has a properly perfected security interest, mortgage or lien, with the proper priority; (iii) Bank has received certified copies of Borrower's and any non-individual guarantor’s governance documents and certification of entity status satisfactory to Bank and all other relevant documents; (iv) Bank has received a certified copy of a resolution or authorization in form and content satisfactory to Bank authorizing the Note and loans and all acts contemplated by the Agreement and all related documents, and confirmation of proper authorization of all guaranties and other acts of third parties contemplated hereunder; (v) if required by Bank, Bank has been provided with an Opinion of Borrower's counsel in form and content satisfactory to Bank confirming the matters outlined in Section 3.2 and such other matters as Bank requests; (vi) no default exists under the Agreement or under any other Loan Documents, or under any other agreements by and between Borrower and Bank; and (vii) all proceedings taken in connection with the transaction contemplated by the Agreement (including any required environmental assessments), and all instruments, authorizations and other documents applicable thereto, are satisfactory to Bank and its counsel.

1.7         Co-Borrower Provisions. Notwithstanding anything to the contrary in this Agreement or the Loan Documents, the following provisions apply to each Borrower hereunder and the obligations of each Borrower hereunder:

a.         The liability of each Borrower is joint and several as to all obligations hereunder irrespective of the administrative provisions set forth in Section 2.7(b) below; and

b.         To facilitate the Bank in properly monitoring the Borrowing Base for each Borrower hereunder, Bank and Borrower agree as follows:

i.	upon request by Bank, each Borrower shall provide a separate Borrowing Base Certificate to Bank on a case by case basis; and

ii.

Bank and Borrower shall maintain, in addition to consolidated records as required by Section 3.13, separate records and or accounts for the Borrowing Base of each Borrower, the Revolving Credit Loan made to the Borrower allocable to such Borrower’s Borrowing Base, interest accrued on such Revolving Credit Loan, and payments made by each Borrower allocable to such Revolving Credit Loan.

ARTICLE III

WARRANTIES AND COVENANTS

While any part of the Revolving Credit Loan granted to Borrower under the Agreement or the other Loan Documents is available or any Obligations are unpaid or outstanding, Borrower continuously warrants and agrees as follows:

1.8       Accuracy of Information. All information, certificates or statements given to Bank in connection with or pursuant to any of the Loan Documents or the loan facilities evidenced thereby will be true and complete when given.

1.9       Organization and Authority; Litigation. The Agreement and the other Loan Documents are the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their terms. The execution, delivery and performance of the Agreement and all other Loan Documents to which Borrower is a party (i) are within Borrower's power; (ii) do not require the approval of any governmental agency; and (iii) will not violate any law, agreement or restriction by which Borrower is bound. Borrower has all requisite power and authority and possesses all licenses necessary to conduct its business and own its properties. Each Borrower which is not a natural person is validly existing and in good standing under the laws of its state of organization, and the Agreement and all other Loan Documents to which any such Borrower is a party have been authorized by all appropriate entity action. There is no litigation or administrative proceeding threatened or pending against Borrower which would, if adversely determined, have a material adverse effect on Borrower's financial condition or its property.

1.10    Existence; Business Activities; Assets; Change of Control; Investments and Loans; Distributions. Borrower and any guarantor each will not (i) make any material change in the nature or manner of its business activities; (ii) except in the normal course of Borrower’s business, sell, lease, transfer or otherwise dispose of all or any material portion of its assets; or (iii) cause or suffer waste to its business assets or fail to maintain them in commercially reasonable condition. In addition, any Borrower or guarantor which is a corporation, limited liability company, partnership, limited partnership or other legal entity will (i) preserve its existence, rights and franchises; (ii) not liquidate, dissolve, acquire another entity or merge or consolidate with or into another entity, divide or split itself into multiple legal entities or change its form of organization; (iii) not amend its organizational documents in a manner that may conflict with any term or condition of the Loan Documents; (iv) not sell, lease, transfer or otherwise dispose of all or any material portion of its assets (v) not acquire substantially all of the assets or the obligations of any person, firm or corporation without the Bank’s prior written consent; and (vi) not, without prior written consent of Bank, enter into any agreement providing for the leasing by it of property which has been, or is to be, sold or transferred by it to the lessor thereof. If any Borrower or guarantor is a trust, neither the settlor(s) of any such trust nor any court having jurisdiction over such trust will revoke such trust, in whole or part, or modify the terms of such trust in a manner that may conflict with any term or condition of the Loan Documents. No event shall occur which causes or results in a transfer of more than 50% of the direct or indirect beneficial ownership of Sonic Foundry, Inc. which is a legal entity or any guarantor which is a legal entity while any obligations are outstanding or while Bank has any obligation to provide funding to Borrower. No event shall occur which causes or results in a transfer of more than 25% of the direct or indirect beneficial ownership of Sonic Foundry Media Systems, Inc. which is a legal entity or any guarantor which is a legal entity while any obligations are outstanding or while Bank has any obligation to provide funding to Borrower.

Notwithstanding the foregoing, without the prior consent of Bank, any Borrower or guarantor which is a natural person may transfer his or her assets into a revocable trust beneficially owned and controlled by such natural person so long as such trust becomes a co- obligor with the Borrower or guarantor, as the case may be, on terms satisfactory to Bank; and any natural person which is a beneficial owner of Borrower or any guarantor may transfer his or her interest in Borrower or such guarantor to a revocable trust beneficially owned and controlled by such natural person so long as such trust executes a guaranty of the obligations of Borrower equivalent in form and substance to any guaranty then being provided by such beneficial owner.

Borrower will not, without the prior written consent of Bank, make any investment in, or loan any money to, another entity (other than purchases of securities on a recognized exchange which are not otherwise restricted by the Loan Documents), or loan any money to any individual. Any Borrower which is a corporation, limited liability company, partnership, limited partnership or other legal entity or which is an irrevocable trust will not, without the prior written consent of Bank, redeem, purchase, cancel, or retire any of the capital stock or other equity interests in Borrower, or declare or pay any dividends, or make any other payments or distributions of a similar type or nature including withdrawal distributions.

1.11    Use of Proceeds; Margin Stock; Speculation. The Revolving Credit Loan made by Bank hereunder is made for the business purposes of Borrower and will be used exclusively by Borrower for the specific business purposes represented to and approved by Bank. Without limitation of the foregoing, (a) Borrower will not use any of the loan advances under the Note to purchase or carry "margin" stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System); and (b) no part of any of the proceeds will be used for speculative investment purposes, including, without limitation, speculating or hedging in the commodities and/or futures market.

1.12       Environmental Matters. Except as disclosed in a written schedule attached to the Agreement (if no schedule is attached, there are no exceptions), there exists no uncorrected violation by Borrower of any federal, state or local laws (including statutes, regulations, ordinances or other governmental restrictions and requirements) relating to the discharge of air pollutants, water pollutants or process waste water or otherwise relating to the environment or Hazardous Substances as hereinafter defined, whether such laws currently exist or are enacted in the future (collectively "Environmental Laws"). The term "Hazardous Substances" will mean any hazardous or toxic wastes, chemicals or other substances, the generation, possession or existence of which is prohibited or governed by any Environmental Laws. Borrower is not subject to any judgment, decree, order or citation, or a party to (or threatened with) any litigation or administrative proceeding, which asserts that Borrower (i) has violated any Environmental Laws; (ii) is required to clean up, remove or take remedial or other action with respect to any Hazardous Substances (collectively "Remedial Action"); or (iii) is required to pay all or a portion of the cost of any Remedial Action, as a potentially responsible party. Except as disclosed on Borrower's environmental questionnaire provided to Bank, there are not now, nor to Borrower's knowledge after reasonable investigation have there ever been, any Hazardous Substances (or tanks or other facilities for the storage of Hazardous Substances) stored, deposited, recycled or disposed of on, under or at any real estate owned or occupied by Borrower during the periods that Borrower owned or occupied such real estate, which if present on the real estate or in soils or ground water, could require Remedial Action. To Borrower's knowledge, there are no proposed or pending changes in Environmental Laws which would adversely affect Borrower or its business, and there are no conditions existing currently or likely to exist while the Loan Documents are in effect which would subject Borrower to Remedial Action or other liability. Borrower currently complies with and will continue to timely comply with all applicable Environmental Laws; and will provide Bank, immediately upon receipt, copies of any correspondence, notice, complaint, order or other document from any source asserting or alleging any circumstance or condition which requires or may require a financial contribution by Borrower or Remedial Action or other response by or on the part of Borrower under Environmental Laws, or which seeks damages or civil, criminal or punitive penalties from Borrower for an alleged violation of Environmental Laws.

1.13       Compliance with Laws. Borrower has complied with and will at all times continue to comply with all laws applicable to its business and its properties, and has all permits, licenses and approvals required by such laws, copies of which have been provided to Bank. If any portion of the loan advances under the Agreement are guaranteed under a governmental or quasi-governmental loan guaranty program, Borrower has also complied with and will at all times continue to comply with the requirements of such program and any related guaranty approval conditions.

1.14       Restriction on Indebtedness. Borrower will not create, incur, assume or have outstanding any Indebtedness or liabilities except (i) Indebtedness incurred in the ordinary course of business owing to third parties; (ii) any Indebtedness owing to Bank and its affiliates; (iii) for any Borrower which is a natural person or the revocable trust of a natural person, Indebtedness incurred for personal, family or household purposes of such natural person; (iv) liabilities classified as operating leases in accordance with Applicable Accounting Standards; (v) liabilities incurred for the acquisition of, and secured only by, equipment, fixtures and capital assets used in operating Borrower’s business, and (vi) any other Indebtedness outstanding on the date hereof, and shown on Borrower's financial statements delivered to Bank prior to the date hereof, provided that such other Indebtedness will not be increased.

1.15       Restriction on Liens. Borrower will not create, incur, assume or permit to exist any mortgage, pledge, encumbrance or other lien or levy upon or security interest in any of Borrower's property now owned or hereafter acquired, except (i) taxes and assessments which are either not delinquent or which are being contested in good faith with adequate reserves provided; (ii) easements, restrictions and minor title irregularities which do not, as a practical matter, have an adverse effect upon the ownership and use of the affected property; (iii) liens in favor of Bank and its affiliates; (iv) for any Borrower which is a natural person or the revocable trust of a natural person, liens on owner-occupied residential property or consumer goods granted to secure Indebtedness incurred for personal, family or household purposes of such natural person, provided that such property or goods have not been pledged as Collateral to secure the Loan; (v) liens securing only Indebtedness permitted under clauses (iv) and (v) of Section 3.7, above, and (vi) other liens disclosed in writing to Bank prior to the date of this Agreement.

1.16       Restriction on Contingent Liabilities. Borrower will not guarantee or become a surety or otherwise contingently liable for any obligations of others, except (i) pursuant to the deposit and collection of checks and similar matters in the ordinary course of business; and (ii) guaranties or other contingent liabilities in favor of Bank and its affiliates.

1.17       Insurance. Borrower will maintain insurance on all Collateral securing the Revolving Credit Loan and on all of Borrower’s other business assets to such extent, covering such risks and with such insurers as is usual and customary for businesses operating similar properties, and as is satisfactory to Bank, including insurance for fire and other risks insured against by extended coverage, public liability insurance and workers' compensation insurance; and will include "Lender's Loss Payable", "Mortgagee" or substantively equivalent endorsements or policy language in favor of Bank on any casualty policies and take such other action as Bank may reasonably request to ensure that Bank will receive (subject to no other interests) the insurance proceeds on Bank's Collateral.

1.18       Taxes and Other Liabilities. Borrower will pay and discharge, when due, all of its taxes, assessments, wage and employee obligations, and other liabilities, except when the payment thereof is being contested in good faith by appropriate procedures which will avoid foreclosure of liens securing such items, and with adequate reserves provided therefor. No tax liens have been filed and no claims are being asserted with respect any taxes assessed against Borrower or its Subsidiaries.

1.19       Inspection of Properties and Records; Fiscal Year. Borrower will permit representatives of Bank to visit and inspect any of the business properties and examine any of the books and records of Borrower at any reasonable time and as often as Bank may reasonably desire. Borrower will not change its fiscal year.

1.20       Financial Information and Reporting. The financial statements and other information previously provided to Bank is, and all financial information provided to Bank in the future will be complete and accurate and prepared in accordance with Applicable Accounting Standards. There has been no material adverse change in Borrower's financial condition since such information was provided to Bank on June 22, 2021. Borrower will (i) maintain accounting records in accordance with Applicable Accounting Standards; (ii) provide Bank with such information concerning its business affairs and financial condition (including insurance coverage) as Bank may request; and (iii) without request, provide to Bank, in form and content acceptable to Bank:

a.    Annual Financial Statements: Not later than 120 days after the end of each fiscal year, annual financial statements, audited by a certified public accounting firm acceptable to Bank.

b.    Interim Financial Statements: Not later than 45 days after the end of each quarter, interim financial statements, prepared by Borrower.

c.    Monthly Borrowing Base Certificate: Not later than 30 days after the end of each month, monthly consolidated Borrowing Base Certificate with supporting accounts receivable aging and inventory reports.

d.    Financial Covenant Compliance Certificates: Not later than 45 days after the end of each quarter, quarterly certificates of the chief executive or senior financial office of each Borrower in form and substance satisfactory to the Bank as to the Borrowers’ compliance with the Sections 3.14(a) and 3.14(b) of this Agreement. Additionally, not later than 120 days after the end of each fiscal year, annual certificate of the chief executive or senior financial office of each Borrower in form and substance satisfactory to the Bank as to the Borrowers’ compliance with the Sections 3.14(a) and 3.14(b) of this Agreement.

e.    Annual Budget Forecast. Not later than 120 days after the end of each fiscal year, a forecast of Borrower’s revenues and expenses for the upcoming fiscal year.

1.21       Financial Covenants. Borrower shall, on a consolidated basis, maintain:

a.    Fixed Charge Coverage Ratio of at least 1.20:1 at the end of each quarter.

b.    Senior Cash Flow Coverage Ratio of no more than 3.00:1 for each fiscal quarter.

1.22      Financial Definitions and Calculations. Financial terms used in the Agreement which are not specifically defined in the Agreement shall have the meanings ascribed to them under Applicable Accounting Standards. To the extent not inconsistent with Applicable Accounting Standards, financial information expressed as a ratio or in a dollar amount may be rounded to the nearest one-hundredth. For any Subject Party who does not have a separate fiscal year for tax reporting purposes, the fiscal year will be deemed to be the calendar year. Bank’s calculations in determining compliance or non-compliance by any Subject Party with any financial covenant requirement shall be deemed final absent manifest error.

“Consolidated Adjusted EBITDA” shall mean, with respect to the Borrower and Borrower’s Subsidiaries for any period, the net income from the Borrower’s and Borrower’s Subsidiaries’ operations before interest, taxes, depreciation, depletion, and amortization, as further adjusted to exclude stock-based compensation and one-time charges if approved in writing by the Bank, determined on a consolidated basis in accordance with GAAP and applied in a manner consistent with Borrower’s and Borrower’s Subsidiaries’ financial statements for the applicable period.

“Consolidated Indebtedness” shall mean, with respect to the Borrower and Borrower’s Subsidiaries, and determined on a consolidated basis, all (a) indebtedness for borrowed money; (b) indebtedness for the deferred purchase price of property or services for which the Borrower or Borrower’s Subsidiaries are liable, contingently or otherwise, as obligors, or otherwise (c) commitments by which the Borrower or Borrower’s Subsidiaries assures a creditor against loss, including, without limitation, contingent reimbursement obligations with respect to letters of credit; (d) obligations which are evidenced by notes, acceptances or other instruments; (e) indebtedness guaranteed in any manner by the Borrower or Borrower’s Subsidiaries, including, without limitation, guaranties in the form of an agreement to repurchase or reimburse; (f) obligations under leases which are or should be, in accordance with GAAP, recorded as capital leases for which obligations the Borrower or Borrower’s Subsidiaries are liable, contingently or otherwise, as obligor, or otherwise, or in respect of which obligations the Borrower assures a creditor against loss; (g) unfunded obligations of the Borrower or Borrower’s Subsidiaries to any employee plan; (h) liabilities secured by a lien on any property owned by the Borrower or Borrower’s Subsidiaries even though they have not assumed or otherwise become liable for the payment thereof; and (i) other liabilities or obligations of the Borrower or Borrower’s Subsidiaries which would, in accordance with GAAP, be included on the liability portion of a balance sheet.

“Consolidated Senior Debt” shall mean the outstanding aggregate principal balance of the Obligations (including maturities thereof) and all Consolidated Indebtedness not subject to a subordination agreement satisfactory to Bank. Consolidated Senior Debt excludes the Term Note executed by Borrower in favor of First Business Bank in the original principal amount of $2,314,815 and dated April 20, 2020, and Term Note executed by Borrower in favor of Japanese Finance Corporation in the original principal amount of $361,360 and dated August 20, 2020.

“Fixed Charge Coverage Ratio” means the relationship, expressed as a numerical ratio between:

(i)	Consolidated Adjusted EBITDA, plus lease and rental expense, less 50% of depreciation, less Restricted Payments, less tax payments, all on a consolidated basis; and

(ii)

On a consolidated basis, the sum of interest expense, plus scheduled principal payments on Consolidated Indebtedness (excluding payments made by Mediasite K.K., a Japanese corporation in satisfaction of the Term Note in favor of Sumitomo Mitsui Banking Corp. dated January 30, 2020 in the original principal amount of $460,000, and payments made by Borrower in satisfaction of the Term Note in favor of Partners for Growth V, L.P. dated May 11, 2018 and in the original principal amount of $2,500,000).

“Restricted Payments” means any investment in, or loan of any money to, another entity (other than purchases of securities on a recognized exchange which are not otherwise restricted by the Loan Documents) or to any individual; the redemption, purchase, cancellation, or retirement of any of the capital stock or other equity interests in Borrower; or the declaration or payment of any dividends, or any other payments or distributions of a similar type or nature including withdrawal distributions.

“Senior Cash Flow Coverage Ratio” shall mean the ratio between:

(i)	Consolidated Senior Debt; and

(ii)	Consolidated Adjusted EBITDA.

All determined according to Applicable Accounting Standards as applied to the consolidated financial statements of Borrower for the trailing twelve months, as shown by each fiscal quarter’s financial statements.

3.16          Subsidiaries. Exhibit B attached hereto and incorporated herein contains an accurate list of all Subsidiaries of Borrower as of the date of this Agreement, sets forth their respective jurisdictions of organization and the percentage of their respective equity interests owned by Borrower. All issued and outstanding equity interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such equity interests) duly authorized and issued and are fully paid and non-assessable.

ARTICLE IV. COLLATERAL AND GUARANTIES

1.23    Collateral. As of the date of the Agreement and the Note, the Agreement and the Note are secured by any and all security interests, pledges, mortgages and other liens, if any, against personal property of any Borrower now or hereafter in existence granted to Bank to secure Indebtedness of Borrower to Bank, regardless of whether the Indebtedness evidenced by the Note is in any way related to or of the same or different type or class as any other Indebtedness or obligations secured by any such liens, but only if and to the extent that the instrument or agreement granting any such lien by its terms secures the Note and/or the Agreement or by its terms broadly secures all existing and/or future credit granted by Bank to any Borrower, to any Borrower and others, to others guaranteed, endorsed or otherwise secured by any Borrower, or to any debtor-in-possession or other successor-in- interest of any Borrower, including, without limitation, the Security Agreement covering all assets of the Borrower, the Stock Pledge Agreements, and the Control Agreements; provided, however, that liens originally granted to secure only Indebtedness of a natural person or the revocable trust of a natural person incurred for personal, family or household purposes shall not secure the Note.

1.24    Guaranties. The Agreement and the Note are guaranteed by each and every guaranty now or hereafter in existence guaranteeing the Indebtedness of Borrower to Bank (except for any guaranty expressly limited by its terms to a specific separate obligation of Borrower to Bank or which guarantees Indebtedness incurred for personal, family or household purposes).

1.25    Credit Balances; Setoff. As additional security for the payment of the obligations described in the Loan Documents and any other obligations of Borrower to Bank of any nature whatsoever (collectively the “Obligation”), Borrower hereby grants to Bank a security interest in, a lien on and an express contractual right to set off against all accounts of Borrower at Bank, and all other property of Borrower now or hereafter in the possession of Bank and the right to refuse to allow withdrawals from any account (collectively “Setoff”). Bank may, at any time upon the occurrence of a default hereunder (notwithstanding any notice requirements or grace/cure periods under this or other agreements between Borrower and Bank) Setoff against the Obligations whether or not the Obligations (including future installments) are then due or have been accelerated, all without any advance or contemporaneous notice or demand of any kind to Borrower, such notice and demand being expressly waived.

The omission of any reference to an agreement in Sections 4.1 and 4.2 above will not affect the validity or enforceability thereof. The rights and remedies of Bank outlined in the agreement and the documents identified above are intended to be cumulative

ARTICLE V. DEFAULTS

1.1    Defaults. Notwithstanding any cure periods described below, Borrower will immediately notify Bank in writing when Borrower obtains knowledge of the occurrence of any default specified below. Regardless of whether Borrower has given the required notice, the occurrence of one or more of the following will constitute a default:

a.

Nonpayment. Borrower shall fail to pay (i) any interest due on the Note or any fees, charges, costs or expenses under the Loan Documents by 5 days after the same becomes due; or (ii) any principal amount, including any Over-advance, of the Note when due.

b.

Nonperformance. Borrower or any guarantor of Borrower's Obligations to Bank shall fail to perform or observe any agreement, term, provision, condition, or covenant (other than a default occurring under (a), (c), (d), (e), (f) or (g) of this Section 5.1) required to be performed or observed by Borrower or any guarantor hereunder, under any guaranty of Borrower's Obligations to Bank or under any other Loan Document or other agreement with or in favor of Bank.

c.

Misrepresentation. Any financial information, statement, certificate, representation or warranty given to Bank by Borrower or any guarantor (or any of their representatives) in connection with entering into the Agreement or the other Loan Documents and/or any borrowing thereunder, or required to be furnished under the terms thereof, shall prove untrue or misleading in any material respect (as determined by Bank in the exercise of its judgment) as of the time when given.

d.

Default on Other Obligations. Borrower or any guarantor shall be in default under the terms of any loan agreement, promissory note, lease, conditional sale contract, guaranty or other agreement, document or instrument evidencing, governing or securing any Indebtedness or other obligations owing by Borrower or any guarantor to Bank or any Indebtedness in excess of $100,000 owing by Borrower or any guarantor to any third party, and the period of grace, if any, to cure said default shall have passed.

e.

Judgments. Any judgment shall be obtained against Borrower or any guarantor which, together with all other outstanding unsatisfied judgments against Borrower (or such guarantor), shall exceed the sum of $100,000 and shall remain unvacated, unbonded or unstayed for a period of 30 days following the date of entry thereof.

f.

Certain Guarantor Events. (i) Any guarantor shall die or cease to exist or any event shall occur which results in or requires the dissolution or winding up of any guarantor; or (ii) any guarantor shall attempt to revoke any guaranty of the Obligations described herein, or any guaranty becomes unenforceable in whole or in part for any reason.

g.

Certain Borrower Events; Bankruptcy/Insolvency of Borrower or Guarantor. (i) Borrower shall die or cease to exist or any event shall occur which results in or requires the dissolution or winding up of Borrower; or (ii) any bankruptcy, insolvency or receivership proceedings, or an assignment for the benefit of creditors, shall be commenced under any Federal or state law by or against Borrower or any guarantor.

h.

Adverse Change; Insecurity. (i) There is a material adverse change in the business, properties, financial condition or affairs of Borrower or any guarantor, or in any Collateral securing the Obligations; or (ii) Bank in good faith deems itself insecure.

1.2    Termination of Advances; Additional Bank Rights. Upon the occurrence of any of the events identified in Section 5.1, Bank may at any time (notwithstanding any notice requirements or grace/cure periods under this or other agreements between Borrower and Bank) (i) immediately terminate its obligation, if any, to make additional loans to Borrower; (ii) Setoff; and/or (iii) take such other steps to protect or preserve Bank's interest in any Collateral, including without limitation, notifying account debtors to make payments directly to Bank, advancing funds to protect any Collateral and insuring Collateral at Borrower's expense; all without demand or notice of any kind, all of which are hereby waived. Notwithstanding the foregoing, the Bank will use reasonable efforts to give Borrower notice prior to exercising any rights under this Section 5.2, provided, however, in no event shall the Bank’s failure to give prior written notice affect the Bank’s rights hereunder.

1.3    Acceleration of Obligations. Upon the occurrence of any event under Section 5.1(g), the unpaid principal balance of the Obligations, together with all interest accrued thereon and other amounts accrued hereunder and under the other Loan Documents, will thereupon be immediately due and payable, all without presentation, demand, protest or notice of any kind, all of which are hereby waived, and notwithstanding anything to the contrary contained herein or in any of the other Loan Documents. Upon the occurrence of any of the events identified in Sections 5.1(a) through 5.1(f) and paragraph 5.1(h), and the passage of any applicable cure periods, Bank may at any time thereafter declare the unpaid principal balance of any Obligations, together with the interest accrued thereon and other amounts accrued hereunder and under the other Loan Documents, to be immediately due and payable; and the unpaid balance will thereupon be due and payable, all without presentation, demand, protest or further notice of any kind, all of which are hereby waived, and notwithstanding anything to the contrary contained herein or in any of the other Loan Documents. Nothing contained in Section 5.1, Section 5.2 or this section will limit Bank's right to Setoff as provided in Section 4.3 or otherwise in the Agreement. Notwithstanding the foregoing, the Bank will use reasonable efforts to give Borrower notice prior to exercising any rights under this Section 5.3, provided, however, in no event shall the Bank’s failure to give prior written notice affect the Bank’s rights hereunder.

1.4       Other Remedies. Nothing in this Article V is intended to restrict Bank’s rights under any of the Loan Documents or at law, and Bank may exercise all such rights and remedies as and when they are available.

ARTICLE VI. MICELLANEOUS

1.5       Delay; Cumulative Remedies. No delay on the part of Bank in exercising any right, power or privilege hereunder or under any of the other Loan Documents will operate as a waiver thereof, nor will any single or partial exercise of any right, power or privilege hereunder preclude other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein specified are cumulative and are not exclusive of any rights or remedies which Bank would otherwise have.

1.6      Relationship to Other Documents. The warranties, representations, covenants and other obligations of Borrower (and the rights and remedies of Bank) that are outlined in the Agreement and the other Loan Documents are intended to supplement each other. In the event of any inconsistencies in any of the terms in the Loan Documents, all terms will be cumulative so as to give Bank the most favorable rights set forth in the conflicting documents, except that if there is a direct conflict between any preprinted terms and any transaction-specific terms (whether included in an additional terms section, addendum or otherwise), the transaction-specific terms will control. Furthermore, Borrower has had an opportunity to fully review the Agreement and the other Loan Documents to which Borrower is a party, and accordingly, Borrower and Bank waive any presumption or rule requiring construction of the Agreement and the other Loan Documents against the drafter.

1.7    Successors; Assignment. The rights, options, powers and remedies granted in the Agreement and the other Loan Documents shall be binding upon Borrower and Bank and their respective successors and assigns, and shall inure to the benefit of Borrower and Bank and the successors and assigns of Bank, including without limitation any purchaser of any or all of the rights and obligations of Bank under the Notes and the other Loan Documents. Borrower may not assign its rights or Obligations under the Agreement or any other Loan Documents without the prior written consent of Bank.

1.8    Disclosure. Bank may, in connection with any sale or potential sale of all or any interest in the Notes and other Loan Documents, disclose any financial information Bank may have concerning Borrower to any purchaser or potential purchaser. From time to time, Bank may, in its sole discretion and without obligation to Borrower, any guarantor or any other third party, disclose information about Borrower, the Loan Documents and advances hereunder to any guarantor, surety or other accommodation party. This provision does not obligate Bank to supply any information or release Borrower from its obligation to provide such information, and Borrower agrees to keep all guarantors, sureties or other accommodation parties advised of its financial condition and other matters which may be relevant to their Obligations to Bank.

1.9    Indemnification. Except for harm arising from Bank's willful misconduct or gross negligence, Borrower hereby indemnifies and agrees to defend and hold Bank harmless from any and all losses, costs, damages, claims and expenses of any kind suffered by or asserted against Bank relating to claims by third parties arising out of the financing provided under the Loan Documents or related to any collateral (including, without limitation, Borrower's failure to perform its obligations relating to Environmental Matters described in Section 3.5 above). This indemnification and hold harmless provision will survive the termination of the Loan Documents and the satisfaction of the Obligations due Bank.

1.10    Notice of Claims Against Bank; Limitation of Certain Damages. In order to allow Bank to mitigate any damages to Borrower from Bank's alleged breach of its duties under the Loan Documents or any other duty, if any, to Borrower, Borrower agrees to give Bank immediate written notice of any claim or defense it has against Bank, whether in tort or contract, relating to any action or inaction by Bank under the Loan Documents, or the transactions related thereto, or of any defense to payment of the Obligations for any reason. The requirement of providing timely notice to Bank represents the parties' agreed-to standard of performance regarding claims against Bank. Notwithstanding any claim that Borrower may have against Bank, and regardless of any notice Borrower may have given Bank, Bank will not be liable to Borrower for consequential and/or special damages arising therefrom, except those damages arising from Bank's willful misconduct.

1.11      Notices. For purposes of the Agreement and the other Loan Documents, notice of any record shall be deemed delivered when the record has been (a) deposited in the United States Mail, postage pre-paid, (b) received by overnight delivery service, (c) received by telex, (d) received by telecopy, (e) received through the internet, or (f) when personally delivered.

1.12       USA Patriot Act; Anti-Corruption Laws; Sanctions and Anti-Terrorism Laws.

a.

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. Bank will ask each person in a financial transaction their name, address and other information that will allow Bank to identify such person. Bank may also ask to see other documents that substantiate a person's identity.

b.	Borrower represents, warrants, covenants and agrees as follows:

i.

Borrower, each of Borrower’s Subsidiaries and their respective officers, employees, directors and agents are and at all times will remain in compliance with the following: (A) all laws, rules, and regulations of any jurisdiction applicable to Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption (“Anti-corruption Laws”), (B) economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the U.S. Department of Treasury's Office of Foreign Assets Control or successor (“OFAC”) or the U.S. Department of State or successor (“Sanctions”), and (C) the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V) and any enabling legislation or executive order relating thereto or successor statute thereto (“Anti-terrorism Laws”), all as may be amended from time to time.

ii.	The loans made hereunder comply with, and neither the loans made hereunder nor the use of the proceeds thereof will violate, any Anti-corruption Laws, Sanctions or Anti-terrorism Laws.

iii.

None of Borrower, any Subsidiary or any of their respective directors, officers or employees is (A) listed in any Sanctions- related list of designated persons maintained by OFAC or the U.S. Department of State, (B) operating, organized or resident in a country or territory which is itself the subject or target of any comprehensive Sanctions (“Sanctioned Country”), (C) an agency, political subdivision or instrumentality of the government of a Sanctioned Country, or (D) 50% or more owned, directly or indirectly, by any of the above.

iv.

Borrower shall, and shall cause each Subsidiary to, provide such information and take such actions as are reasonably requested by Bank to assist Bank in maintaining compliance with Anti-corruption Laws, Sanctions, Anti-terrorism Laws and applicable anti-money laundering laws and regulations ("AML Laws"). Without limitation of the foregoing, Borrower represents and warrants that the most recent certification of beneficial ownership of any Borrower which is a "legal entity" within the scope of the ownership certification requirements of the AML Laws is true and correct as of the date of the Agreement; and Borrower agrees to immediately (A) notify Bank in writing of any event that results in any individual becoming or ceasing to be the beneficial owner, directly or indirectly, of 25% or more of any such "legal entity" Borrower; (B) notify Bank of any change in the individual previously identified by Borrower's representative(s) ("Account Opener/Certifier") as the individual who holds a significant responsibility to control, manage or direct any such "legal entity" Borrower; and (C) upon request of Bank, provide in a form acceptable to Bank an updated certification, signed by a representative of any such "legal entity" Borrower acting as an Account Opener/Certifier under regulations implemented under the AML Laws, of the beneficial ownership and control of such Borrower.

1.13    Communication By Cellular Phone or Other Wireless Device. By providing Bank with a telephone number for a cellular phone or other wireless device, including a number that Borrower later converts to a cellular number, Borrower is expressly consenting to receiving communications - including but not limited to prerecorded or artificial voice message calls, text messages, and calls made by an automatic telephone dialing system - from Bank and Bank’s affiliates and agents at that number. This express consent applies to each such telephone number that Borrower provides to Bank now or in the future and permits such calls for non- marketing purposes. Calls and messages may incur access fees from Borrower’s cellular provider.

1.14    Increased Costs.

a.    If any Change in Law shall:

i.

impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Bank (except any reserve requirement reflected in the eurocurrency rate);

ii.	subject the Bank to any taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

iii.

impose on the Bank or the London interbank market any other condition, cost or expense (other than taxes) affecting this Agreement or the Revolving Credit Loan, or any letter of credit issued by Bank for the benefit of Borrower;

and the result of any of the foregoing shall be to increase the cost to the Bank of making, converting to, continuing or maintaining the Revolving Credit Loan or of maintaining its obligation to make the Revolving Credit Loan or to increase the cost to the Bank of issuing or maintaining any letter of credit issued for the benefit of Borrower by Bank (or of maintaining its obligation to issue any such letter of credit), or to reduce the amount of any sum received or receivable by the Bank hereunder (whether of principal, interest or any other amount) and such increased costs apply to the Bank’s similarly situated borrowers then, upon request of the Bank, the Borrower will pay to the Bank such additional amount or amounts as will compensate the Bank for such additional costs incurred or reduction suffered.

b.         Capital Requirements. If the Bank determines that any Change in Law affecting the Bank or any lending office of the Bank or the Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on the Bank’s capital or on the capital of the Bank’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Loan, or a letter of credit issued by the Bank for the benefit of Borrower to a level below that which the Bank or the Bank’s holding company could have achieved but for such Change in Law (taking into consideration the Bank’s policies and the policies of such Bank’s holding company with respect to capital adequacy), and such increased costs apply to the Bank’s similarly situated borrower then, from time to time the Borrower will pay to the Bank such additional amount or amounts as will compensate the Bank or the Bank’s holding company for any such reduction suffered.

c.         Certificates for Reimbursement; Delay in Requests. A certificate of the Bank setting forth the amount or amounts necessary to compensate the Bank or its holding company, as the case may be, as specified in this Section 6.10 and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay the Bank the amount shown as due on any such certificate within 10 days after receipt thereof. Failure or delay on the part of the Bank to demand compensation pursuant to this Section 6.10 shall not constitute a waiver of the Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Bank pursuant to this Section 6.10 for any increased costs incurred or reductions suffered more than nine months prior to the date that the Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of the Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

1.15    Applicable Law and Jurisdiction; Joint Liability; Severability. For purposes of the Agreement and all other Loan Documents, Borrower acknowledges that the parties are relying upon the applicability and effectiveness of federal law which preempts, or provides an alternative or alternatives to, otherwise applicable state law. Absent such federal preemption, the Agreement and all other Loan Documents, unless otherwise provided therein, shall be governed by and interpreted in accordance with the internal laws of the State of Wisconsin. BORROWER HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY COUNTY, STATE OR FEDERAL COURT SITUATED IN THE STATE OF WISCONSIN, AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, WITH REGARD TO ANY ACTIONS, CLAIMS, DISPUTES OR PROCEEDINGS RELATING TO THIS AGREEMENT, THE NOTES, THE COLLATERAL, ANY OTHER LOAN DOCUMENT, OR ANY TRANSACTIONS ARISING THEREFROM, OR ENFORCEMENT AND/OR INTERPRETATION OF ANY OF THE FOREGOING. Nothing herein shall affect Bank's rights to serve process in any manner permitted by law, or limit Bank's right to bring proceedings against Borrower in the competent courts of any other jurisdiction or jurisdictions. The Agreement, the other Loan Documents and any amendments thereto (regardless of when executed) shall be deemed effective and accepted only at Bank's offices, and only upon Bank's receipt of the executed originals thereof. If there is more than one Borrower, the liability of Borrowers under the Agreement and all other Loan Documents shall be joint and several, and any reference to a party in the singular shall be deemed to refer to each and all such parties. Invalidity of any provision of the Agreement or any other Loan Document shall not affect the validity of any other provision.

1.16    Copies; Entire Agreement; Modification. Borrower hereby acknowledges the receipt of a copy of the Agreement and all other Loan Documents.

IMPORTANT: READ BEFORE SIGNING. THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING AND SIGNED BY THE PARTIES ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED. THE TERMS OF THIS AGREEMENT MAY ONLY BE CHANGED BY ANOTHER WRITTEN AGREEMENT. THIS NOTICE SHALL ALSO BE EFFECTIVE WITH RESPECT TO ALL OTHER CREDIT AGREEMENTS NOW IN EFFECT BETWEEN BORROWER AND BANK. A MODIFICATION OF ANY OTHER CREDIT AGREEMENTS NOW IN EFFECT BETWEEN BORROWER AND BANK, WHICH OCCURS AFTER RECEIPT BY BORROWER OF THIS NOTICE, MAY BE MADE ONLY BY ANOTHER WRITTEN INSTRUMENT. ORAL OR IMPLIED MODIFICATIONS TO SUCH CREDIT AGREEMENTS ARE NOT ENFORCEABLE AND SHOULD NOT BE RELIED UPON.

1.17    Waiver of Jury Trial. TO THE EXTENT PERMITTED BY LAW, BORROWER AND BANK HEREBY JOINTLY AND SEVERALLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS THEREUNDER, ANY COLLATERAL SECURING THE OBLIGATIONS, OR ANY TRANSACTION ARISING THEREFROM OR CONNECTED THERETO. BORROWER AND BANK EACH REPRESENTS TO THE OTHER THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY GIVEN.

1.18    Attachments. All documents attached hereto, including any appendices, schedules, riders, and exhibits to the Agreement, are hereby expressly incorporated by reference.

1.19    Document Imaging; Telecopy and PDF Signatures; Electronic Signatures. Without notice to or consent of the Borrower, the Bank may create electronic images of any Loan Documents and destroy paper originals of any such imaged documents. Such images have the same legal force and effect as the paper originals and are enforceable against the Borrower and any other parties thereto. The Lender may convert any Loan Document into a “transferrable record” as such term is defined under, and to the extent permitted by, UETA, with the image of such instrument in the Bank’s possession constituting an “authoritative copy” under UETA. If the Bank agrees, in its sole discretion, to accept delivery by telecopy or PDF of an executed counterpart of a signature page of any Loan Document or other document required to be delivered under the Loan Documents, such delivery will be valid and effective as delivery of an original manually executed counterpart of such document for all purposes. If the Bank agrees, in its sole discretion, to accept any electronic signatures of any Loan Document or other document required to be delivered under the Loan Documents, the words “execution,” “signed,” and “signature,” and words of like import, in or referring to any document so signed will deemed to include electronic signatures and/or the keeping of records in electronic form, which will be of the same legal effect, validity and enforceability as a manually executed signature and/or the use of a paper-based recordkeeping system, to the extent and as provided for in any applicable law, including UETA, E-SIGN, or any other state laws based on, or similar in effect to, such acts. The Bank may rely on any such electronic signatures without further inquiry. “E-SIGN” means the Federal Electronic Signatures in Global and National Commerce Act, as amended from time to time, and any successor statute, and any regulations promulgated thereunder from time to time. “UETA” means the Uniform Electronic Transactions Act as in effect in the State of Wisconsin, as amended from time to time, and any successor statute, and any regulations promulgated thereunder from time to time.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed the REVOLVING CREDIT AGREEMENT as of July 28, 2021.

BORROWER:

SONIC FOUNDRY, INC., a Maryland corporation

By: /s/Kenneth Minor

Kenneth Minor, Secretary

SONIC FOUNDRY MEDIA SYSTEMS, INC., a Maryland corporation

By: /s/Kenneth Minor

Kenneth Minor, Secretary

BANK:

U.S. BANK NATIONAL ASSOCIATION

By: /s/Elizabeth Cardinale

Name and Title: Elizabeth Cardinale, Vice President

Exhibit A

Sonic Foundry, Inc. Borrowing Base

	Date:

		Total	Advance Rate	Margined Value
Line 1	Gross Domestic Accounts Receivable	$0

	Less: Ineligible Domestic Accounts Receivable
	Over 90 Days	$0
	Officer / employee	$0
	Government (no AOC filed)	$0
	Finance Charges	$0

Line 2	Total Ineligible Domestic Accounts Receivable	$0

Line 3	Eligible Domestic Accounts Receivable (Line 1 Minus Line 2)	$0	80%	$0

Line 4	Gross Inventory	$0

	Less: Ineligible Inventory
	WIP - Labor	$0
	Consignment	0

Line 5	Total Ineligible Inventory	$0

Line 6	Eligible Inventory (Line 4 Minus Line 5)	$0	50%	$0

Line 7	Total Collateral Value (Line 3 + Line 6)			$0

Line 8	Less: Reserve			$0

Line 9	Plus: Over-advance			$500,000

Line 10	Net Collateral Value (Line 7 + Line 8 + Line 9)			$500,000

Line 11	Maximum Loan Availability (Lesser of $3,000,000 or Line 10)			$500,000

Line 12	Total Revolver Balance Outstanding (Closing Estimate)			$0

Line 13	Revolver Availability (Line 11 Minus Line 12)			$500,000

Authorized Signature

e-mail to douglas.magalska@usbank.com

Exhibit B

Subsidiaries of Sonic Foundry, Inc.

Subsidiary	Jurisdiction of organization	Percentage of Equity Interests owned by Sonic Foundry, Inc.
Mediasite K.K.	Japan	100%
Sonic Foundry International B.V.	Netherlands	100%

Subsidiaries of Sonic Foundry Media Systems, Inc.

None